UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

December 1, 2003

Date of Report (Date of earliest event reported)

THE SANDS REGENT

(Exact name of registrant as specified in its charter)

Nevada	0-14050	88-0201135
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave. Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

(775) 348-2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

On November 13, 2003, the Sands Regent, parent company to the Sands Regency Casino/Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada (the “Company”), reached an agreement with Gulfside Casino Partnership d/b/a the Copa Casino in Gulfport, Mississippi (the “Copa”) regarding a final settlement of amounts owing to the Company pursuant to a non-interest bearing promissory note (the “Note”) issued to the Company in connection with its December 1998 sale of its interest in the Copa. The terms of the Note required the Copa to make a monthly payment to the Company in an amount equal to the greater of $15,000 or 2% of the Copa’s gross gaming revenues (4% beginning July 2004) until paid in full. At the time of settlement, the unpaid balance of the Note was $5.0 million.

Pursuant to the settlement, the Company received a $4.0 million cash payment (the “Settlement Amount”) as final settlement under the Note. The Company had not previously recognized a gain on the Settlement Amount due primarily to the Company’s uncertainty of the Copa’s ability to obtain long-term financing, as well as competitive, legal, financial, environmental and various other risks facing the Copa. As a result, the Company will recognize a gain of the full Settlement Amount, plus $161,000 in regular payments made, in the second quarter of fiscal 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Sands Regent

Date: December 1, 2003	By:	/s/ FERENC B. SZONY

Name: Ferenc B. Szony
Title: President and Chief Executive Officer